Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company Overview

Except as expressly stated, the financial condition and results of operations discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations are those of MetroPCS Communications, Inc. and its consolidated subsidiaries, including MetroPCS Wireless, Inc. and Royal Street Communications, LLC. References to “MetroPCS,” “MetroPCS Communications,” “our Company,” “the Company,” “we,” “our,” “ours” and “us” refer to MetroPCS Communications, Inc., a Delaware corporation, and its wholly-owned subsidiaries. Unless otherwise indicated, all share numbers and per share prices give effect to a 3 for 1 stock split effected by means of a stock dividend of two shares of common stock for each share of common stock issued and outstanding at the close of business on March 14, 2007. On April 18, 2007, the registration statement for our initial public offering became effective and our common stock began trading on the New York Stock Exchange under the symbol “PCS” on April 19, 2007. We consummated our initial public offering of our common stock on April 24, 2007.

We are a wireless telecommunications carrier that currently offers wireless services primarily in the greater Atlanta, Boston, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, New York, Orlando/Jacksonville, Philadelphia, San Francisco, Sacramento and Tampa/Sarasota metropolitan areas. We launched service in the greater Atlanta, Miami and Sacramento metropolitan areas in the first quarter of 2002; in San Francisco in September 2002; in Tampa/Sarasota in October 2005; in Dallas/Ft. Worth in March 2006; in Detroit in April 2006; in Orlando in November 2006; in Los Angeles in September 2007; in Las Vegas in March 2008; in Jacksonville in April 2008; in Philadelphia in July 2008; and in New York and Boston in February 2009. In 2005, Royal Street Communications, LLC, or Royal Street Communications, and with its wholly-owned subsidiaries, or collectively, Royal Street, was granted licenses by the Federal Communications Commission, or FCC, in Los Angeles and various metropolitan areas throughout northern Florida. We own 85% of the limited liability company member interests in Royal Street Communications, but may only elect two of the five members of Royal Street Communications’ management committee. We have a wholesale arrangement with Royal Street under which we purchase up to 85% of the engineered capacity of Royal Street’s systems allowing us to sell our standard products and services under the MetroPCS brand to the public. Royal Street has constructed, or is in the process of constructing, its network infrastructure in its licensed metropolitan areas. We commenced commercial services in Orlando and certain portions of northern Florida in November 2006 and in Los Angeles in September 2007 through our arrangements with Royal Street. Additionally, upon Royal Street’s request, we have provided and will provide financing to Royal Street under a loan agreement. As of December 31, 2008, the maximum amount that Royal Street could borrow from us under the loan agreement was approximately $1.0 billion of which Royal Street had net outstanding borrowings of $905.0 million through December 31, 2008. On February 17, 2009, we executed an amendment to the loan agreement which increased the amount available to Royal Street under the loan agreement by an additional $550.0 million. Royal Street has incurred an additional $14.2 million in net borrowings through February 23, 2009.

As a result of the significant growth we have experienced since we launched operations, our results of operations to date are not necessarily indicative of the results that can be expected in future periods. Moreover, we expect that our number of customers will continue to increase, which will continue to contribute to increases in our revenues and operating expenses. We currently plan to focus on building out networks to cover approximately 40 million of total population during 2009-2010 including the launch of the Boston and New York metropolitan areas in February 2009.

We sell products and services to customers through our Company-owned retail stores as well as indirectly through relationships with independent retailers. We offer service which allows our customers to place unlimited local calls from within our local service area and to receive unlimited calls from any area while in our local service area, under simple and affordable flat monthly rate service plans starting at $30 per month. For an additional $5 to $20 per month, our customers may select a service plan that offers additional services, such as unlimited voicemail, caller ID, call waiting, enhanced directory assistance, unlimited text messaging, mobile Internet browsing, push e-mail, social networking services, location based services, mobile instant messaging, picture and multimedia messaging and the ability to place unlimited long distance calls from within our local service calling area to any number in the continental United States. We offer flat-rate monthly plans at $30, $35, $40, $45 and $50, as well as Family Plans which offer discounts to our monthly plans for multiple lines. All of these plans require payment in advance for one month of service. If no payment is made in advance for the following month of service, service is suspended at the end of the month that was paid for by the customer and terminated if the customer does not pay within thirty days. For additional fees, we also provide international long distance and international text messaging, ringtones, ring back tones, downloads, games and content applications, unlimited directory assistance, location services and other value-added services. As of December 31, 2008, approximately 80% of our customers have selected a $40 or higher rate plan. Our flat-rate plans differentiate our service from the more complex plans and long-term contract requirements of traditional wireless carriers. In addition, the above products and services are offered by us in the Royal Street markets under the MetroPCS brand.

Critical Accounting Policies and Estimates

On January 1, 2008, we adopted the provisions of Statement of Financial Accounting Standards, or SFAS, No. 157, “Fair Value Measurements,” or SFAS No. 157, for financial assets and liabilities. SFAS No. 157 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. SFAS No. 157 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. SFAS No. 157 requires us to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

The following discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. You should read this discussion and analysis in conjunction with our consolidated financial statements and the related notes thereto contained elsewhere in this report. The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of the financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our wireless services are provided on a month-to-month basis and are paid in advance. We recognize revenues from wireless services as they are rendered. Amounts received in advance are recorded as deferred revenue. Suspending service for non-payment is known as hotlining. We do not recognize revenue on hotlined customers.

Revenues and related costs from the sale of accessories are recognized at the point of sale. The cost of handsets sold to indirect retailers are included in deferred charges until they are sold to and activated by customers. Amounts billed to indirect retailers for handsets are recorded as accounts receivable and deferred revenue upon shipment by us and are recognized as equipment revenues when service is activated by customers.

Our customers have the right to return handsets within a specified time or within a certain amount of use, whichever occurs first. We record an estimate for returns as contra-revenue at the time of recognizing revenue. Our assessment of estimated returns is based on historical return rates. If our customers’ actual returns are not consistent with our estimates of their returns, revenues may be different than initially recorded.

We follow the provisions of Emerging Issues Task Force or EITF, No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” or EITF No. 00-21. EITF No. 00-21, addresses the accounting for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting and the consideration received is allocated among the separate units of accounting using the residual method of accounting.

We determined that the sale of wireless services through our direct and indirect sales channels with an accompanying handset constitutes revenue arrangements with multiple deliverables. In accordance with EITF No. 00-21, we divide these arrangements into separate units of accounting and allocate the consideration between the handset and the wireless service using the residual method of accounting. Consideration received for the wireless service is recognized at fair value as service revenue when earned, and any remaining consideration received is recognized as equipment revenue when the handset is delivered and accepted by the customer.

Allowance for Uncollectible Accounts Receivable

We maintain allowances for uncollectible accounts for estimated losses resulting from the inability of our independent retailers to pay for equipment purchases and for amounts estimated to be uncollectible for intercarrier compensation. We estimate allowances for uncollectible accounts from independent retailers based on the length of time the receivables are past due, the current business environment and our historical experience. If the financial condition of a material portion of our independent retailers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. In circumstances where we are aware of a specific carrier’s inability to meet its financial obligations to us, we record a specific allowance for intercarrier compensation against amounts due; to reduce the net recognized receivable to the amount we reasonably believe will be collected. Total allowance for uncollectible accounts receivable as of December 31, 2008 was approximately 12% of the total amount of gross accounts receivable.

Inventories

We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value or replacement cost based upon assumptions about future demand and market conditions. Total inventory reserves for obsolescent and unmarketable inventory were not significant as of December 31, 2008. If actual market conditions are less favorable than those projected, additional inventory write-downs may be required.

Deferred Income Tax Asset and Other Tax Reserves

We assess our deferred tax asset and record a valuation allowance, when necessary, to reduce our deferred tax asset to the amount that is more likely than not to be realized. We have considered future taxable income, taxable temporary differences and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to earnings in the period we made that determination.

We establish reserves when, despite our belief that our tax returns are fully supportable, we believe that certain positions may be challenged and ultimately modified. We adjust the reserves in light of changing facts and circumstances. Our effective tax rate includes the impact of income tax related reserve positions and changes to income tax reserves that we consider appropriate. A number of years may elapse before a particular matter for which we have established a reserve is finally resolved. Unfavorable settlement of any particular issue may require the use of cash or a reduction in our net operating loss carryforwards. Favorable resolution would be recognized as a reduction to the effective rate in the year of resolution. Tax reserves as of December 31, 2008 were $37.6 million of which $5.2 million and $32.4 million are presented on the consolidated balance sheet in accounts payable and accrued expenses and other long-term liabilities, respectively.

On January 1, 2007, we adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes,” or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109. FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 requires significant judgment in determining what constitutes an individual tax position as well as assessing the outcome of each tax position. Changes in judgment as to recognition or measurement of tax positions can materially affect the estimate of the effective tax rate and consequently, affect our operating results.

Property and Equipment

Depreciation on property and equipment is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service, which are seven to ten years for network infrastructure assets, three to ten years for capitalized interest, three to seven years for office equipment, which includes computer equipment, three to seven years for furniture and fixtures and five years for vehicles. Leasehold improvements are amortized over the shorter of the remaining term of the lease and any renewal periods reasonably assured or the estimated useful life of the improvement, whichever is shorter. The estimated life of property and equipment is based on historical experience with similar assets, as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation expense in future periods. Likewise, if the anticipated technological or other changes occur more slowly than anticipated, the life of the assets could be extended based on the life assigned to new assets added to property and equipment. This could result in a reduction of depreciation expense in future periods.

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results or significant changes in the manner of use of the assets or in the strategy for our overall business. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When we determine that the carrying value of a long-lived asset is not recoverable, we measure any impairment based upon a projected discounted cash flow method using a discount rate we determine to be commensurate with the risk involved and would be recorded as a reduction in the carrying value of the related asset and charged to results of operations. If actual results are not consistent with our assumptions and estimates, we may be exposed to an additional impairment charge associated with long-lived assets. The carrying value of property and equipment was approximately $2.8 billion as of December 31, 2008.

Long-Term Investments

We account for our investment securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” At December 31, 2008, all of the Company’s long-term investment securities were reported at fair value. Due to the lack of availability of observable market quotes on our investment portfolio of auction rate securities, the fair value was estimated based on valuation models that rely exclusively on unobservable inputs including those that are based on expected cash flow streams and collateral values, including assessments of counterparty credit quality, default risk underlying the security, discount rates and overall capital market liquidity. See Note 10 to the consolidated financial statements included elsewhere in this report.

Declines in fair value that are considered other-than-temporary are charged to earnings and those that are considered temporary are reported as a component of other comprehensive income in stockholders’ equity. The Company has recorded an impairment charge of $30.9 million during the year ended December 31, 2008, reflecting the portion of the auction rate security holdings that the Company has concluded have an other-than-temporary decline in value.

The valuation of the Company’s investment portfolio is subject to uncertainties that are difficult to predict. Factors that may impact the Company’s valuation include changes to credit ratings of the securities as well as the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral values, discount rates, counterparty risk and ongoing strength and quality of market credit and liquidity. The estimated market value of the Company’s auction rate security holdings at December 31, 2008 was approximately $6.0 million.

With the continuing liquidity issues experienced in the global credit and capital markets, the auction rate securities held by the Company at December 31, 2008 continued to experience failed auctions as the amount of securities submitted for sale in the auctions exceeded the amount of purchase orders. In addition, all of the auction rate securities held by the Company have been downgraded or placed on credit watch. The Company may incur additional impairments to its auction rate securities which may be up to the full remaining value of such auction rate securities.

FCC Licenses and Microwave Relocation Costs

We operate wireless broadband mobile networks under licenses granted by the FCC for a particular geographic area on spectrum allocated by the FCC for terrestrial wireless broadband mobile services. In November 2006, we acquired a number of AWS licenses which can be used to provide wireless broadband mobile services comparable to the PCS services provided by us, as well as other advanced wireless services. In June 2008, we acquired a 700 MHz license that also can be used to provide similar services. The PCS licenses previously included, and the AWS licenses currently include, the obligation to relocate existing fixed microwave users of our licensed spectrum if the use of our spectrum interfered with their systems and/or reimburse other carriers (according to FCC rules) that relocated prior users if the relocation benefits our system. Additionally, we incurred costs related to microwave relocation in constructing our PCS and AWS networks. The PCS, AWS and 700 MHz licenses and microwave relocation costs are recorded at cost. Although FCC licenses are issued with a stated term, ten years in the case of PCS licenses, fifteen years in the case of AWS licenses and approximately 10.5 years for 700 MHz licenses, the renewal of PCS, AWS and 700 MHz licenses is generally a routine matter without substantial cost and we have determined that no legal, regulatory, contractual, competitive, economic, or other factors currently exist that limit the useful life of our PCS, AWS and 700 MHz licenses. The carrying value of FCC licenses and microwave relocation costs was approximately $2.4 billion as of December 31, 2008.

Our primary indefinite-lived intangible assets are our FCC licenses. Based on the requirements of SFAS No. 142, “Goodwill and other Intangible Assets,” or SFAS No. 142, we test investments in our FCC licenses for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value of our FCC licenses might be impaired. We perform our annual FCC license impairment test as of each September 30th. The impairment test consists of a comparison of the estimated fair value with the carrying value. We estimate the fair value of our FCC licenses using a discounted cash flow model. Cash flow projections and assumptions, although subject to a degree of uncertainty, are based on a combination of our historical performance and trends, our business plans and management’s estimate of future performance, giving consideration to existing and anticipated competitive economic conditions. Other assumptions include our weighted average cost of capital and long-term rate of growth for our business. We believe that our estimates are consistent with assumptions that marketplace participants would use to estimate fair value. We corroborate our determination of fair value of the FCC licenses, using the discounted cash flow approach described above, with other market-based valuation metrics. Furthermore, we segregate our FCC licenses by regional clusters for the purpose of performing the impairment test because each geographical region is unique. An impairment loss would be recorded as a reduction in the carrying value of the related indefinite-lived intangible asset and charged to results of operations. Historically, we have not experienced significant negative variations between our assumptions and estimates when compared to actual results. However, if actual results are not consistent with our assumptions and estimates, we may be required to record an impairment charge associated with indefinite-lived intangible assets. Although we do not expect our estimates or assumptions to change significantly in the future, the use of different estimates or assumptions within our discounted cash flow model when determining the fair value of our FCC licenses or using a methodology other than a discounted cash flow model could result in different values for our FCC licenses and may affect any related impairment charge. The most significant assumptions within our discounted cash flow model are the discount rate, our projected growth rate and management’s future business plans. A change in management’s future business plans or disposition of one or more FCC licenses could result in the requirement to test certain other FCC licenses. If any legal, regulatory, contractual, competitive, economic or other factors were to limit the useful lives of our indefinite-lived FCC licenses, we would be required to test these intangible assets for impairment in accordance with SFAS No. 142 and amortize the intangible asset over its remaining useful life.

For the license impairment test performed as of September 30, 2008, the fair value of the FCC licenses was in excess of their carrying value. There have been no indicators of impairment and no impairment has been recognized through December 31, 2008.

Share-Based Payments

We account for share-based awards exchanged for employee services in accordance with SFAS No. 123(R), “Share-Based Payment,” or SFAS No. 123(R). Under SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period.

We have granted nonqualified stock options. Most of our stock option awards include a service condition that relates only to vesting. The stock option awards generally vest in one to four years from the grant date. Compensation expense is amortized on a straight-line basis over the requisite service period for the entire award, which is generally the maximum vesting period of the award.

The determination of the fair value of stock options using an option-pricing model is affected by our common stock valuation as well as assumptions regarding a number of complex and subjective variables. Prior to our initial public offering, factors that our Board of Directors considered in determining the fair market value of our common stock, included the recommendation of our finance and planning committee and of management based on certain data, including discounted cash flow analysis, comparable company analysis and comparable transaction analysis, as well as contemporaneous valuation reports. After our initial public offering, the Board of Directors uses the closing price of our common stock on the date of grant as the fair market value for our common stock. The volatility assumption is based on a combination of the historical volatility of our common stock and the volatilities of similar companies over a period of time equal to the expected term of the stock options. The volatilities of similar companies are used in conjunction with our historical volatility because of the lack of sufficient relevant history equal to the expected term. The expected term of employee stock options represents the weighted-average period the stock options are expected to remain outstanding. The expected term assumption is estimated based primarily on the stock options’ vesting terms and remaining contractual life and employees’ expected exercise and post-vesting employment termination behavior. The risk-free interest rate assumption is based upon observed interest rates on the grant date appropriate for the term of the employee stock options. The dividend yield assumption is based on the expectation of no future dividend payouts by us.

As share-based compensation expense under SFAS No. 123(R) is based on awards ultimately expected to vest, it is reduced for estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We recognized stock-based compensation expense of approximately $41.1 million, $28.0 million and $14.5 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The value of the options is determined by using a Black-Scholes pricing model that includes the following variables: 1) exercise price of the instrument, 2) fair market value of the underlying stock on date of grant, 3) expected life, 4) estimated volatility and 5) the risk-free interest rate. We utilized the following weighted-average assumptions in estimating the fair value of the options grants for the years ended December 31, 2008 and 2007:

	December 31, 2008	December 31, 2007
Expected dividends	0.00%	0.00%
Expected volatility	45.20%	42.69%
Risk-free interest rate	2.49%	4.54%
Expected lives in years	5.00	5.00
Weighted-average fair value of options:
Granted at below fair value	$—	$—
Granted at fair value	$6.95	$9.89
Weighted-average exercise price of options:
Granted at below fair value	$—	$—
Granted at fair value	$16.36	$22.41

The Black-Scholes model requires the use of subjective assumptions including expectations of future dividends and stock price volatility. Such assumptions are only used for making the required fair value estimate and should not be considered as indicators of future dividend policy or stock price appreciation. Because changes in the subjective assumptions can materially affect the fair value estimate, and because employee stock options have characteristics significantly different from those of traded options, the use of the Black-Scholes option pricing model may not provide a reliable estimate of the fair value of employee stock options.

Compensation expense is recognized over the requisite service period for the entire award, which is generally the maximum vesting period of the award.

Customer Recognition and Disconnect Policies

When a new customer subscribes to our service, the first month of service is included with the handset purchase. Under GAAP, we are required to allocate the purchase price to the handset and to the wireless service revenue. Generally, the amount allocated to the handset will be less than our cost, and this difference is included in Cost Per Gross Addition, or CPGA. We recognize new customers as gross customer additions upon activation of service. We offer our customers the Metro Promise, which allows a customer to return a newly purchased handset for a full refund prior to the earlier of 30 days or 60 minutes of use. Customers who return their phones under the Metro Promise are reflected as a reduction to gross customer additions. Customers’ monthly service payments are due in advance every month. Our customers must pay their monthly service amount by the payment date or their service will be suspended, or hotlined, and the customer will not be able to make or receive calls on our network. However, a hotlined customer is still able to make E-911 calls in the event of an emergency. There is no service grace period. Any call attempted by a hotlined customer is routed directly to our interactive voice response system and customer service center in order to arrange payment. If the customer pays the amount due within 30 days of the original payment date then the customer’s service is restored. If a hotlined customer does not pay the amount due within 30 days of the payment date the account is disconnected and counted as churn. Once an account is disconnected we charge a $15 reconnect fee upon reactivation to reestablish service and the revenue associated with this fee is deferred and recognized over the estimated life of the customer.

Revenues

We derive our revenues from the following sources:

Service. We sell wireless broadband mobile services. The various types of service revenues associated with wireless broadband mobile for our customers include monthly recurring charges for airtime, monthly recurring charges for optional features (including nationwide long distance, unlimited text messaging, international text messaging, voicemail, downloads, ringtones, games and content applications, unlimited directory assistance, enhanced directory assistance, ring back tones, mobile Internet browsing, mobile instant messaging, push e-mail and nationwide roaming) and charges for long distance service. Service revenues also include intercarrier compensation and nonrecurring reactivation service charges to customers.

Equipment. We sell wireless broadband mobile handsets and accessories that are used by our customers in connection with our wireless services. This equipment is also sold to our independent retailers to facilitate distribution to our customers.

Costs and Expenses

Our costs and expenses include:

Cost of Service. The major components of our cost of service are:

•	Cell Site Costs. We incur expenses for the rent of cell sites, network facilities, engineering operations, field technicians and related utility and maintenance charges.

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Intercarrier Compensation. We pay charges to other telecommunications companies for their transport and termination of calls originated by our customers and destined for customers of other networks. These variable charges are based on our customers’ usage and generally applied at pre-negotiated rates with other carriers, although some carriers have sought to impose such charges unilaterally.

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Variable Long Distance. We pay charges to other telecommunications companies for long distance service provided to our customers. These variable charges are based on our customers’ usage, applied at pre-negotiated rates with the long distance carriers.

Cost of Equipment. Cost of equipment primarily includes the cost of handsets and accessories purchased from third-party vendors to resell to our customers and independent retailers in connection with our services. We do not manufacture any of this equipment.

Selling, General and Administrative Expenses. Our selling expenses include advertising and promotional costs associated with marketing and selling to new customers and fixed charges such as retail store rent and retail associates’ salaries. General and administrative expenses include support functions including, technical operations, finance, accounting, human resources, information technology and legal services. We record stock-based compensation expense in cost of service and in selling, general and administrative expenses for expense associated with employee stock options, which is measured at the date of grant, based on the estimated fair value of the award.

Depreciation and Amortization. Depreciation is applied using the straight-line method over the estimated useful lives of the assets once the assets are placed in service, which are seven to ten years for network infrastructure assets, three to ten years for capitalized interest, three to seven years for office equipment, which includes computer equipment, three to seven years for furniture and fixtures and five years for vehicles. Leasehold improvements are amortized over the term of the respective leases, which includes renewal periods that are reasonably assured, or the estimated useful life of the improvement, whichever is shorter.

Interest Expense and Interest Income. Interest expense includes interest incurred on our borrowings, amortization of debt issuance costs and amortization of discounts and premiums on long-term debt. Interest income is earned primarily on our cash and cash equivalents.

Income Taxes. For the year ended December 31, 2008, we paid no federal income taxes, whereas for the years ended December 31, 2007 and 2006, we paid approximately $0.3 million and $2.7 million, respectively, in federal income taxes. In addition, we have paid $2.7 million, $1.1 million and an immaterial amount of state income tax during the years ended December 31, 2008, 2007 and 2006, respectively.

Seasonality

Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. Based on historical results, we generally expect net customer additions to be strongest in the first and fourth quarters. Softening of sales and increased customer turnover, or churn, in the second and third quarters of the year usually combine to result in fewer net customer additions. However, sales activity and churn can be strongly affected by the launch of new and surrounding metropolitan areas and promotional activity, which could reduce or outweigh certain seasonal effects.

	Net Additions			Subscribers
MetroPCS Subscriber Statistics	Core Markets	Northeast Markets	Consolidated	Core Markets	Northeast Markets	Consolidated
	(In 000s)
2006
Q1	245	—	245	2,170	—	2,170
Q2	249	—	249	2,419	—	2,419
Q3	198	—	198	2,617	—	2,617
Q4	324	—	324	2,941	—	2,941
2007
Q1	454	—	454	3,395	—	3,395
Q2	155	—	155	3,550	—	3,550
Q3	114	—	114	3,664	—	3,664
Q4	299	—	299	3,963	—	3,963
2008
Q1	452	—	452	4,415	—	4,415
Q2	183	—	183	4,598	—	4,598
Q3	205	44	249	4,803	44	4,847
Q4	460	60	520	5,263	104	5,367

Operating Segments

Operating segments are defined by SFAS No. 131 “Disclosure About Segments of an Enterprise and Related Information,” (“SFAS No. 131”), as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is the President, Chief Executive Officer and Chairman of the Board.

As of December 31, 2008, we had thirteen operating segments based on geographic region within the United States: Atlanta, Boston, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, New York, Orlando/Jacksonville, Philadelphia, Sacramento, San Francisco, and Tampa/Sarasota. Each of these operating segments provide wireless broadband mobile voice and data services and products to customers in its service areas or is currently constructing a network in order to provide these services. These services include unlimited local and long distance calling, voicemail, caller ID, call waiting, enhanced directory assistance, text messaging, picture and multimedia messaging, domestic and international long distance, international text messaging, ringtones, games and content applications, unlimited directory assistance, ring back tones, nationwide roaming, mobile Internet browsing, mobile instant messaging, push e-mail, location based services, social networking services and other value-added services.

We aggregate our operating segments into two reportable segments: Core Markets and Northeast Markets. Effective January 1, 2009, we implemented a change to the composition of our reportable segments under SFAS No. 131. As a result of this change, we have retrospectively adjusted the segment information for the years ended December 31, 2008, 2007 and 2006 to reflect this change.

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Core Markets, which include Atlanta, Dallas/Ft. Worth, Detroit, Las Vegas, Los Angeles, Miami, Orlando/Jacksonville, Sacramento, San Francisco and Tampa/Sarasota, are aggregated because they are reviewed on an aggregate basis by the chief operating decision maker, they are similar in respect to their products and services, production processes, class of customer, method of distribution, and regulatory environment and currently exhibit similar financial performance and economic characteristics.

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Northeast Markets, which include Boston, New York and Philadelphia, are aggregated because they are reviewed on an aggregate basis by the chief operating decision maker, they are similar in respect to their products and services, production processes, class of customer, method of distribution, and regulatory environment and have similar expected long-term financial performance and economic characteristics.

General corporate overhead, which includes expenses such as corporate employee labor costs, rent and utilities, legal, accounting and auditing expenses, is allocated equally across all operating segments. Corporate marketing and advertising expenses are allocated equally to the operating segments, beginning in the period during which we launch service in that operating segment. Expenses associated with our national data center and national operations center are allocated based on the average number of customers in each operating segment. There are no transactions between reportable segments.

Interest and certain other expenses, interest income and income taxes are not allocated to the segments in the computation of segment operating profit for internal evaluation purposes.

Results of Operations

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Set forth below is a summary of certain financial information by reportable operating segment for the periods indicated:

Reportable Operating Segment Data	2008	2007	Change
	(in thousands)
REVENUES:
Service revenues:
Core Markets	$2,424,859	$1,919,197	26%
Northeast Markets	12,391	—	* *

Total	$2,437,250	$1,919,197	27%

Equipment revenues:
Core Markets	$310,452	$316,537	(2)%
Northeast Markets	3,814	—	100%

Total	$314,266	$316,537	(1)%

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization disclosed separately below) (1):
Core Markets	$785,595	$642,206	22%
Northeast Markets	71,700	5,304	* *

Total	$857,295	$647,510	32%

Cost of equipment:
Core Markets	$690,296	$597,233	16%
Northeast Markets	14,352	—	* *

Total	$704,648	$597,233	18%

Selling, general and administrative expenses (excluding depreciation and amortization disclosed separately below) (1):
Core Markets	$389,896	$323,572	21%
Northeast Markets	57,686	28,448	103%

Total	$447,582	$352,020	27%

Adjusted EBITDA (Deficit) (2):
Core Markets	$901,751	$694,761	30%
Northeast Markets	$(118,618)	$(27,766)	327%
Depreciation and amortization:
Core Markets	$230,603	$170,876	35%
Northeast Markets	6,502	319	* *
Other	18,214	7,007	160%

Total	$255,319	$178,202	43%

Stock-based compensation expense:
Core Markets	$32,227	$22,037	46%
Northeast Markets	8,915	5,987	49%

Total	$41,142	$28,024	47%

Income (loss) from operations:
Core Markets	$620,024	$504,468	23%
Northeast Markets	(134,039)	(34,092)	293%
Other	(18,218)	(10,262)	78%

Total	$467,767	$460,114	2%

**	Not meaningful
(1)	Cost of service and selling, general and administrative expenses include stock-based compensation expense. For the year ended December 31, 2008, cost of service includes $2.9 million and selling, general and administrative expenses includes $38.2 million of stock-based compensation expense. For the year ended December 31, 2007, cost of service includes $1.8 million and selling, general and administrative expenses includes $26.2 million of stock-based compensation expense.
(2)	Core and Northeast Markets Adjusted EBITDA (Deficit) is presented in accordance with SFAS No. 131 as it is the primary financial measure utilized by management to facilitate evaluation of our ability to meet future debt service, capital expenditures and working capital requirements and to fund future growth.

Service Revenues. Service revenues increased $518.1 million, or approximately 27%, to $2.4 billion for the year ended December 31, 2008 from $1.9 billion for the year ended December 31, 2007. The increase is due to increases in Core Markets and Northeast Markets service revenues as follows:

•

Core Markets. Core Markets service revenues increased approximately $505.7 million, or 26%, to $2.4 billion for the year ended December 31, 2008 from $1.9 billion for the year ended December 31, 2007. The increase in service revenues is primarily attributable to net customer additions of approximately 1.3 million customers for the year ended December 31, 2008, which accounted for approximately $607.3 million of the Core Markets increase. This increase was partially offset by the higher participation in our Family Plans as well as reduced revenue from certain features included in our service plans that were previously provided a la carte, accounting for an approximately $106.6 million decrease.

•

Northeast Markets. Northeast Markets service revenues were approximately $12.4 million for the year ended December 31, 2008. These service revenues are attributable to net customer additions of 104,151 in the Philadelphia metropolitan area for the year ended December 31, 2008.

Equipment Revenues. Equipment revenues decreased $2.3 million, or approximately 1%, to $314.3 million for the year ended December 31, 2008 from $316.6 million for the year ended December 31, 2007. The decrease is due primarily to a decrease in Core Markets equipment revenues, partially offset by an increase in Northeast Markets equipment revenues as follows:

•

Core Markets. Core Markets equipment revenues decreased approximately $6.1 million, or approximately 2%, to approximately $310.5 million for the year ended December 31, 2008 from $316.6 million for the year ended December 31, 2007. The decrease in equipment revenues is primarily attributable to a lower average price of handsets activated reducing equipment revenues by $39.9 million, partially offset by an increase in gross additions and an increase in upgrade handset sales to existing customers accounting for an approximate $30.6 million increase in equipment revenues.

•

Northeast Markets. Northeast Markets equipment revenues were $3.8 million for the year ended December 31, 2008. These equipment revenues are attributable to gross customer additions from the launch of service in the Philadelphia metropolitan area.

Cost of Service. Cost of service increased $209.8 million, or approximately 32%, to $857.3 million for the year ended December 31, 2008 from $647.5 million for the year ended December 31, 2007. The increase is due primarily to an increase in Core Markets and Northeast Markets cost of service as follows:

•

Core Markets. Core Markets cost of service increased approximately $143.4 million, or 22%, to approximately $785.6 million for the year ended December 31, 2008 from $642.2 million for the year ended December 31, 2007. The increase in cost of service is primarily attributable to the approximate 33% growth in our Core Markets customer base and the deployment of additional network infrastructure during the year ended December 31, 2008.

•

Northeast Markets. Northeast Markets cost of service increased approximately $66.4 million to $71.7 million for the year ended December 31, 2008 from $5.3 million for the year ended December 31, 2007. The increase in cost of service is primarily attributable to the expenses associated with the construction and launch of service in the Philadelphia metropolitan area and operating costs in the New York and Boston metropolitan areas that were incurred prior to the launch of service in these markets.

Cost of Equipment. Cost of equipment increased $107.4 million, or 18%, to $704.6 million for the year ended December 31, 2008 from $597.2 million for the year ended December 31, 2007. The increase is due primarily to an increase in Core Markets and Northeast Markets cost of equipment as follows:

•

Core Markets. Core Markets cost of equipment increased approximately $93.1 million, or approximately 16%, to approximately $690.3 million for the year ended December 31, 2008 from $597.2 million for the year ended December 31, 2007. The increase in Core Markets cost of equipment is primarily attributable to an increase in gross customer additions which accounted for approximately $73.5 million, coupled with an increase in upgrade handset sales to existing customers accounting for approximately $38.8 million. These increases were partially offset by a lower average cost of handsets activated reducing cost of equipment by $27.7 million.

•

Northeast Markets. Northeast Markets cost of equipment were approximately $14.3 million for the year ended December 31, 2008. This cost is attributable to gross customer additions from the launch of service in the Philadelphia metropolitan area.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $95.6 million, or 27%, to $447.6 million for the year ended December 31, 2008 from $352.0 million for the year ended December 31, 2007. The increase is due to increases in Core Markets and Northeast Markets selling, general and administrative expenses as follows:

•

Core Markets. Core Markets selling, general and administrative expenses increased $66.3 million, or approximately 21%, to approximately $389.9 million for the year ended December 31, 2008 from approximately $323.6 million for the year ended December 31, 2007. Selling expenses increased by approximately $42.8 million, or 28%, for the year ended December 31, 2008 compared to the year ended December 31, 2007. The increase in selling expenses is primarily attributable to a $16.6 million increase in marketing and advertising expenses as well as higher employee related costs of approximately $14.5 million incurred to support the growth in the Core Markets. General and administrative expenses increased by approximately $14.1 million, or 9%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. This was due primarily to the approximate 33% growth in our Core Markets customer base. In addition, stock-based compensation expense increased $9.4 million for the year ended December 31, 2008 as compared to the same period in 2007. See – “Stock-Based Compensation Expense.”

•

Northeast Markets. Northeast Markets selling, general and administrative expenses increased $29.3 million, or approximately 103%, to approximately $57.7 million for the year ended December 31, 2008 from approximately $28.4 million for the year ended December 31, 2007. Selling expenses increased by $16.4 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. This increase is primarily due to a $7.0 million increase in marketing and advertising expenses incurred to support the launch of service in the Philadelphia metropolitan area as well as higher employee related costs of approximately $6.4 million to support the launch of service in the Philadelphia metropolitan area and the build-out of the New York and Boston metropolitan areas. General and administrative expenses increased by $10.2 million, or 46%, for the year ended December 31, 2008 compared to the same period in 2007 primarily due to the construction and launch of service in the Philadelphia market and the build-out of the New York and Boston metropolitan areas. In addition, an increase of $2.6 million in stock-based compensation expense contributed to the increase in the Northeast Markets. See – “Stock-Based Compensation Expense.”

Depreciation and Amortization. Depreciation and amortization expense increased $77.1 million, or 43%, to $255.3 million for the year ended December 31, 2008 from $178.2 million for the year ended December 31, 2007. The increase is primarily due to increases in Core Markets and Northeast Markets depreciation and amortization expense as follows:

•

Core Markets. Core Markets depreciation and amortization expense increased $59.7 million, or 35%, to $230.6 million for the year ended December 31, 2008 from approximately $170.9 million for the year ended December 31, 2007. The increase related primarily to an increase in network infrastructure assets placed into service during the year ended December 31, 2008 to support the continued growth in the Core Markets.

•

Northeast Markets. Northeast Markets depreciation and amortization expense increased approximately $6.2 million to $6.5 million for the year ended December 31, 2008 from $0.3 million for the year ended December 31, 2007. The increase related primarily to an increase in network infrastructure assets placed into service during the year ended December 31, 2008 driven primarily by the launch of service in the Philadelphia metropolitan area.

Stock-Based Compensation Expense. Stock-based compensation expense increased $13.1 million, or approximately 47%, to $41.1 million for the year ended December 31, 2008 from $28.0 million for the year ended December 31, 2007. The increase is due primarily to increases in Core Markets and Northeast Markets stock-based compensation expense as follows:

•

Core Markets. Core Markets stock-based compensation expense increased approximately $10.2 million, or 46%, to $32.2 million for the year ended December 31, 2008 from $22.0 million for the year ended December 31, 2007. The increase is primarily related to additional stock options granted to employees in these markets throughout the year ended December 31, 2008.

•

Northeast Markets. Northeast Markets stock-based compensation expense increased $2.9 million, or approximately 49%, to $8.9 million for the year ended December 31, 2008 from approximately $6.0 million for the year ended December 31, 2007. The increase is primarily related to additional stock options granted to employees in these markets throughout the year ended December 31, 2008.

Consolidated Data	2008	2007	Change
	(in thousands)
Loss on disposal of assets	$18,905	$655	* *
Interest expense	179,398	201,746	(11)%
Interest and other income	(23,170)	(63,936)	(64)%
Impairment loss on investment securities	30,857	97,800	(68)%
Provision for income taxes	129,986	123,098	6%
Net income	149,438	100,403	49%

**	Not meaningful.

Loss on Disposal of Assets. Loss on disposal of assets increased $18.3 million to $18.9 million for the year ended December 31, 2008 from $0.6 million for the year ended December 31, 2007. During the year ended December 31, 2008, we recorded a loss on disposal of assets related to certain network equipment and construction costs that were retired. The majority of the loss was related to the transfer of network switching equipment to a new location which resulted in the write-off of the associated construction and installation costs and certain other network equipment that had no future value to the new location.

Interest Expense. Interest expense decreased $22.3 million, or 11%, to $179.4 million for the year ended December 31, 2008 from $201.7 million for the year ended December 31, 2007. The decrease in interest expense was primarily due to the capitalization of $64.2 million of interest during the twelve months ended December 31, 2008, compared to $34.9 million of interest capitalized during the same period in 2007. We capitalize interest costs associated with our FCC licenses and property and equipment during the construction of a new market. The amount of such capitalized interest depends on the carrying values of the FCC licenses and construction in progress involved in those markets and the duration of the construction process. We expect capitalized interest to be significant during the construction of new markets. In addition, our weighted average interest rate decreased to 7.78% for the twelve months ended December 31, 2008 compared to 8.15% for the twelve months ended December 31, 2007 as a result of a decrease in the borrowing rates under the senior secured credit facility. Average debt outstanding for the twelve months ended December 31, 2008 and 2007 was $3.0 and $2.8 billion, respectively. The increase in average debt outstanding was due to the issuance of an additional $400.0 million principal amount of our 9 1/4% senior notes in June 2007.

Interest and Other Income. Interest and other income decreased $40.7 million, or approximately 64%, to $23.2 million for the year ended December 31, 2008 from $63.9 million for the year ended December 31, 2007. The decrease in interest and other income was primarily due to the Company investing substantially all of its cash and cash equivalents in money market funds consisting of U.S. treasury securities rather than in short-term investments as the Company has done historically. In addition, interest income decreased due to lower cash balances when compared to 2007 as well as a decrease on the return on our cash balances as a result of a decrease in interest rates.

Impairment Loss on Investment Securities. We can and have historically invested our substantial cash balances in, among other things, securities issued and fully guaranteed by the United States or the states, highly rated commercial paper and auction rate securities, money market funds meeting certain criteria, and demand deposits. These investments are subject to credit, liquidity, market and interest rate risk. During the year ended December 31, 2007, we made an original investment of $133.9 million in principal in certain auction rate securities that were rated AAA/Aaa at the time of purchase, substantially all of which are secured by collateralized debt obligations with a portion of the underlying collateral being mortgage securities or related to mortgage securities. With the continued liquidity issues experienced in global credit and capital markets, the auction rate securities held by us at December 31, 2008 continue to experience failed auctions as the amount of securities submitted for sale in the auctions exceeds the amount of purchase orders. We recognized an additional other-than-temporary impairment loss on investment securities in the amount of $30.9 million during the year ended December 31, 2008.

Provision for Income Taxes. Income tax expense was $130.0 million and $123.1 million for the years ended December 31, 2008 and 2007, respectively. The effective tax rate was 46.5% and 54.4% for the years ended December 31, 2008 and 2007, respectively. Our effective rates differ from the statutory federal rate of 35.0% due to state and local taxes, non-deductible expenses and an increase in the valuation allowance related to the impairment loss recognized on investment securities.

Net Income. Net income increased $49.0 million, or approximately 49%, to $149.4 million for the year ended December 31, 2008 compared to $100.4 million for the year ended December 31, 2007. The increase in net income was primarily attributable to an increase in income from operations, a decrease in interest expense and a decrease in the impairment loss on investment securities. These items were partially offset by lower interest and other income for the year ended December 31, 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Set forth below is a summary of certain financial information by reportable operating segment for the periods indicated:

Reportable Operating Segment Data	2007	2006	Change
	(in thousands)
REVENUES:
Service revenues:
Core Markets	$1,919,197	$1,290,947	49%
Northeast Markets	—	—	* *

Total	$1,919,197	$1,290,947	49%

Equipment revenues:
Core Markets	$316,537	$255,916	24%
Northeast Markets	—	—	* *

Total	$316,537	$255,916	24%

OPERATING EXPENSES:
Cost of service (excluding depreciation and amortization disclosed separately below) (1):
Core Markets	$642,206	$445,281	44%
Northeast Markets	5,304	—	100%

Total	$647,510	$445,281	45%

Cost of equipment:
Core Markets	$597,233	$476,877	25%
Northeast Markets	—	—	* *

Total	$597,233	$476,877	25%

Selling, general and administrative expenses (excluding depreciation and amortization disclosed separately below)(1):
Core Markets	$323,572	$243,618	33%
Northeast Markets	28,448	—	100%

Total	$352,020	$243,618	44%

Adjusted EBITDA (Deficit)(2):
Core Markets	$694,761	$395,559	76%
Northeast Markets	$(27,766)	$—	(100)%
Depreciation and amortization:
Core Markets	$170,876	$131,567	30%
Northeast Markets	319	—	100%
Other	7,007	3,461	102%

Total	$178,202	$135,028	32%

Stock-based compensation expense:
Core Markets	$22,037	$14,472	52%
Northeast Markets	5,987	—	100%

Total	$28,024	$14,472	94%

Income (loss) from operations:
Core Markets	$504,468	$240,722	110%
Northeast Markets	(34,092)	—	(100)%
Other	(10,262)	(3,469)	196%

Total	$460,114	$237,253	94%

**	Not meaningful
(1)	Cost of service and selling, general and administrative expenses include stock-based compensation expense. For the year ended December 31, 2007, cost of service includes $1.8 million and selling, general and administrative expenses includes $26.2 million of stock-based compensation expense. For the year ended December 31, 2006, cost of service includes $1.3 million and selling, general and administrative expenses includes $13.2 million of stock-based compensation expense.
(2)	Core and Northeast Markets Adjusted EBITDA (Deficit) is presented in accordance with SFAS No. 131 as it is the primary financial measure utilized by management to facilitate evaluation of our ability to meet future debt service, capital expenditures and working capital requirements and to fund future growth.

Service Revenues. Service revenues increased $628.3 million, or 49%, to $1.9 billion for the year ended December 31, 2007 from $1.3 billion for the year ended December 31, 2006. The increase is primarily attributable to Core Markets net additions of approximately 1.0 million customers for the year ended December 31, 2007, which accounted for $622.6 million of the increase and the migration of existing customers to higher priced rate plans accounting for $2.5 million of the increase.

Equipment Revenues. Equipment revenues increased $60.6 million, or 24%, to $316.5 million for the year ended December 31, 2007 from $255.9 million for the year ended December 31, 2006. The increase is attributable to an increase in gross additions in our Core Markets of approximately 659,000 customers for the year ended December 31, 2007 offset by the sale of lower priced handsets, which accounted for $13.5 million of the increase, as well as an increase in handset sales to existing customers accounting for $41.5 million of the increase.

Cost of Service. Cost of service increased $202.2 million, or 45%, to $647.5 million for the year ended December 31, 2007 from $445.3 million for the year ended December 31, 2006. The increase is due to increases in Core Markets and Northeast Markets cost of service as follows:

•

Core Markets. Core Markets cost of service increased $196.9 million, or 44%, to $642.2 million for the year ended December 31, 2007 from approximately $445.3 million for the year ended December 31, 2006. The increase in cost of service is primarily attributable to the approximate 35% growth in our Core Markets customer base and the deployment of additional network infrastructure during the year ended December 31, 2007.

•

Northeast Markets. Northeast Markets cost of service was approximately $5.3 million for the year ended December 31, 2007. These expenses are attributable to operating costs in the Philadelphia, New York and Boston metropolitan areas that were incurred prior to the launch of service in these markets.

Cost of Equipment. Cost of equipment increased $120.3 million, or 25%, to $597.2 million for the year ended December 31, 2007 from $476.9 million for the year ended December 31, 2006. The increase is primarily attributable to an increase in gross additions in our Core Markets of approximately 659,000 customers which accounted for $89.5 million, coupled with an increase in upgrade handset sales to existing customers accounting for approximately $53.9 million. These increases were partially offset by a lower average cost of handsets activated reducing cost of equipment by approximately $29.6 million.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $108.4 million, or 44%, to $352.0 million for the year ended December 31, 2007 from $243.6 million for the year ended December 31, 2006. The increase is due to increases in Core Markets and Northeast Markets selling, general and administrative expenses as follows:

•

Core Markets. Core Markets selling, general and administrative expenses increased approximately $80.0 million, or approximately 33%, to approximately $323.6 million for the year ended December 31, 2007 from $243.6 million for the year ended December 31, 2006. Selling expenses increased by approximately $48.0 million, or approximately 46%, for the year ended December 31, 2007 compared to the year ended December 31, 2006. The increase in selling expenses is primarily attributable to an approximate $28.9 million in marketing and advertising expenses as well as higher employee related costs of approximately $13.8 million incurred to support the growth in the Core Markets. General and administrative expenses increased by approximately $24.9 million, or approximately 20% for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to an increase in various administrative expenses incurred in relation to the 35% growth in our Core Markets customer base. In addition, stock-based compensation expense increased $7.1 million for the year ended December 31, 2007 as compared to the same period in 2006. See – “Stock-Based Compensation Expense.”

•

Northeast Markets. Northeast Markets selling, general and administrative expenses were $28.4 million for the year ended December 31, 2007. These selling, general and administrative expenses are attributable to the build-out of the Philadelphia, New York and Boston metropolitan areas. In addition, stock-based compensation expenses were approximately $5.9 million. See “– Stock-Based Compensation Expense.”

Depreciation and Amortization. Depreciation and amortization expense increased $43.2 million, or 32%, to $178.2 million for the year ended December 31, 2007 from $135.0 million for the year ended December 31, 2006. The increase is primarily due to increases in Core Markets and Northeast Markets depreciation and amortization expense as follows:

•

Core Markets. Core Markets depreciation and amortization expense increased $39.3 million, or approximately 30%, to approximately $170.9 million for the year ended December 31, 2007 from approximately $131.6 million for the year ended December 31, 2006. The increase related primarily to an increase in network infrastructure assets placed into service during the year ended December 31, 2007.

•

Northeast Markets. Northeast Markets depreciation and amortization expenses were $0.3 million for the year ended December 31, 2007. This expense is related to office equipment and leasehold improvement assets placed into service during the year ended December 31, 2007.

Stock-Based Compensation Expense. Stock-based compensation expense increased $13.4 million, or 94%, to $28.0 million for the year ended December 31, 2007 from $14.4 million for the year ended December 31, 2006. The increase is due primarily to increases in Core Markets and Northeast Markets stock-based compensation expense as follows:

•

Core Markets. Core Markets stock-based compensation expense increased approximately $7.6 million, or 52%, to $22.0 million for the year ended December 31, 2007 from approximately $14.4 million for the year ended December 31, 2006. The increase is primarily related to an increase in stock options granted to employees in these markets throughout the year ended December 31, 2007.

•

Northeast Markets. Northeast Markets stock-based compensation expense was approximately $6.0 million for the year ended December 31, 2007. This expense is related to stock options granted to employees in these markets throughout the year ended December 31, 2007.

Consolidated Data	2007	2006	Change
	(in thousands)
Loss on disposal of assets	$655	$8,806	(93)%
Interest expense	201,746	115,985	74%
Loss on extinguishment of debt	—	51,518	100%
Impairment loss on investment securities	97,800	—	100%
Provision for income taxes	123,098	36,717	235%
Net income	100,403	53,806	87%

Loss on Disposal of Assets. Loss on disposal of assets decreased $8.1 million, or approximately 93%, to $0.7 million for the year ended December 31, 2007 from $8.8 million for the year ended December 31, 2006 primarily as a result of a gain on disposal of assets from the sale of certain network infrastructure assets related to a change in network technology related to our cell sites in certain markets. The gain was offset by a $3.0 million loss on the termination of a lease agreement during the year ended December 31, 2007. During the year ended December 31, 2006, certain network technology related to our cell sites in certain markets was retired and replaced with new technology, resulting in a loss on disposal of assets.

Interest Expense. Interest expense increased $85.7 million, or 74%, to $201.7 million for the twelve months ended December 31, 2007 from $116.0 million for the twelve months ended December 31, 2006. The increase in interest expense was primarily due to an increased average principal balance outstanding as a result of borrowings of $1.6 billion under our senior secured credit facility and the issuance of $1.0 billion of 9 1/4% senior notes due 2014, or initial notes, during the fourth quarter of 2006. The Company also issued an additional $400.0 million of 9 1/4% senior notes, or additional notes, during the second quarter of 2007. The Company had average debt outstanding for the twelve months ended December 31, 2007 of $2.8 billion. The average debt outstanding for the twelve months ending December 31, 2006 was $1.3 billion. The weighted average interest rate decreased to 8.15% for the twelve months ended December 31, 2007 compared to 10.30% for the twelve months ended December 31, 2006 as a result of a decrease in the borrowing rates under the senior secured credit facility, issuance of the initial notes and the additional notes, collectively referred to as the 9 1/4% senior notes, and the impact of the interest rate hedge. The increase in interest expense was partially offset by the capitalization of $34.9 million of interest during the twelve months ended December 31, 2007, compared to $17.5 million of interest capitalized during the same period in 2006. We capitalize interest costs associated with our FCC licenses and property and equipment during the construction of a new market. The amount of such capitalized interest depends on the carrying values of the FCC licenses and construction in progress involved in those markets and the duration of the construction process. We expect capitalized interest to continue to be significant during the construction of the markets associated with the AWS licenses we were granted in November 2006 as a result of Auction 66.

Loss on Extinguishment of Debt. In November 2006, we repaid all amounts outstanding under our first and second lien credit agreements and the exchangeable secured and unsecured bridge credit agreements. As a result, we recorded a loss on extinguishment of debt in the amount of approximately $42.7 million of the first and second lien credit agreements and an approximately $9.4 million loss on the extinguishment of the exchangeable secured and unsecured bridge credit agreements.

Impairment Loss on Investment Securities. We can and have historically invested our substantial cash balances in, among other things, securities issued and fully guaranteed by the United States or any state, highly rated commercial paper and auction rate securities, money market funds meeting certain criteria, and demand deposits. These investments are subject to credit, liquidity, market and interest rate risk. We made investments of $133.9 million in certain “AAA” rated auction rate securities some of which are secured by collateralized debt obligations with a portion of the underlying collateral being mortgage securities or related to mortgage securities. With the liquidity issues experienced in global credit and capital markets, the auction rate securities held by us at December 31, 2007 have experienced multiple failed auctions as the amount of securities submitted for sale in the auctions has exceeded the amount of purchase orders. As a result, we recognized an other-than-temporary impairment loss on investment securities in the amount of $97.8 million during the year ended December 31, 2007.

Provision for Income Taxes. Income tax expense for the year ended December 31, 2007 increased to $123.1 million, which is approximately 55% of our income before provision for income taxes. The provision for income taxes for the year ended December 31, 2007 includes a tax valuation allowance on the impairment loss on investment securities equal to 15% of our income before provision in income taxes. For the year ended December 31, 2006 the provision for income taxes was $36.7 million, or approximately 41% of income before provision for income taxes.

Net Income. Net income increased $46.6 million, or 87%, to $100.4 million for the year ended December 31, 2007 compared to $53.8 million for the year ended December 31, 2006. The increase is primarily attributable to a 35% growth in customers during the year ended December 31, 2007 as well as cost benefits achieved due to the increasing scale of our business in the Core and Northeast Markets. In addition, the increase in net income is due to a 197% increase in interest income as a result of the significant increase in our cash balances due to proceeds from our initial public offering and additional funding under our 9 1/4% senior notes. However, these benefits were partially offset by an increase in interest expense due to an increase in the Company’s average debt outstanding for the year ended December 31, 2007 compared to the same period in 2006 as well as the $97.8 million impairment loss on investment securities.

Performance Measures

In managing our business and assessing our financial performance, we supplement the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the wireless industry. These metrics include average revenue per user per month, or ARPU, which measures service revenue per customer; cost per gross customer addition, or CPGA, which measures the average cost of acquiring a new customer; cost per user per month, or CPU, which measures the non-selling cash cost of operating our business on a per customer basis; and churn, which measures turnover in our customer base. Effective December 31, 2008, we revised our definition of ARPU to include activation revenues. Activation revenues are related to the reactivation of accounts that have previously disconnected and we believe that these revenues are more appropriately presented as a component of ARPU rather than a reduction to CPGA. Prior year measures have been restated to reflect this revision. For a reconciliation of Non-GAAP performance measures and a further discussion of the measures, please read “— Reconciliation of Non-GAAP Financial Measures” below.

The following table shows annual metric information for 2006, 2007 and 2008.

	Year Ended December 31,
	2006	2007	2008
Customers:
End of period	2,940,986	3,962,786	5,366,833
Net additions	1,016,365	1,021,800	1,404,047
Churn:
Average monthly rate	4.6%	4.7%	4.7%
ARPU	$43.26	$43.31	$41.39
CPGA	$121.12	$127.97	$127.21
CPU	$19.65	$18.33	$18.17

Customers. Net customer additions were 1,404,047 for the year ended December 31, 2008, compared to 1,021,800 for the year ended December 31, 2007. Total customers were 5,366,833 as of December 31, 2008, an increase of 35% over the customer total as of December 31, 2007. The increase in total customers is primarily attributable to the continued demand for our service offerings and the launch of our services in new markets. Net customer additions were 1,021,800 for the year ended December 31, 2007, compared to 1,016,365 for the year ended December 31, 2006. Total customers were 3,962,786 as of December 31, 2007, an increase of 35% over the customer total as of December 31, 2006. The increase in total customers in 2007 was largely attributable to the continued demand for our service offerings and the launch of our services in new markets.

Churn. As we do not require a long-term service contract, our churn percentage is expected to be higher than traditional wireless carriers that require customers to sign a one- to two-year contract with significant early termination fees. Average monthly churn represents (a) the number of customers who have been disconnected from our system during the measurement period less the number of customers who have reactivated service, divided by (b) the sum of the average monthly number of customers during such period. We classify delinquent customers as churn after they have been delinquent for 30 days. In addition, when an existing customer establishes a new account in connection with the purchase of an upgraded or replacement phone and does not identify themselves as an existing customer, we count the phone leaving service as a churn and the new phone entering service as a gross customer addition. Churn remained flat for the year ended December 31, 2008 at 4.7%. Churn for the year ended December 31, 2007 was 4.7% compared to 4.6% for the year ended December 31, 2006. The 0.1% increase in churn was due to normal historical trends related to the maturity of our markets coupled with continued disconnects from the significant increase in gross additions in the first quarter of 2007 compared to the first quarter of 2006. Our customer activity is influenced by seasonal effects related to traditional retail selling periods and other factors that arise from our target customer base. Based on historical results, we generally expect net customer additions to be strongest in the first and fourth quarters. Softening of sales and increased churn in the second and third quarters of the year usually combine to result in fewer net customer additions during these quarters. See – “Seasonality.”

Average Revenue Per User. ARPU represents (a) service revenues less pass through charges for the measurement period, divided by (b) the sum of the average monthly number of customers during such period. ARPU was $41.39 and $43.31 for the years ended December 31, 2008 and 2007, respectively. The $1.92 decrease in ARPU was primarily attributable to higher participation in our Family Plans as well as reduced revenue from certain features included in our service plans that were previously provided a la carte. ARPU increased $0.05 during 2007 from $43.26 for the year ended December 31, 2006. At December 31, 2008, approximately 80% of our customers were on the $40 or higher rate plan.

Cost Per Gross Addition. CPGA is determined by dividing (a) selling expenses plus the total cost of equipment associated with transactions with new customers less equipment revenues associated with transactions with new customers during the measurement period by (b) gross customer additions during such period. Retail customer service expenses and equipment margin on handsets sold to existing customers when they are identified, including handset upgrade transactions, are excluded, as these costs are incurred specifically for existing customers. CPGA has decreased to $127.21 for the year ended December 31, 2008 from $127.97 for the year ended December 31, 2007, which was primarily driven by a 33% increase in gross additions, partially offset by an increase in selling expenses associated with the continued customer growth in our Core Markets and the launch of service in new markets. CPGA increased to $127.97 for the year ended December 31, 2007 from $121.12 for the year ended December 31, 2006, which was primarily driven by the selling expenses and equipment subsidy associated with the customer growth in our Core Markets as well as selling expenses associated with the launch of service in new markets.

Cost Per User. CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on handset equipment transactions unrelated to initial customer acquisition, divided by the sum of the average monthly number of customers during such period. CPU for the years ended December 31, 2008 and 2007 was $18.17 and $18.33, respectively. CPU for the year ended December 31, 2006 was $19.65. We continue to achieve cost benefits due to the increasing scale of our business. However, these benefits have been partially offset by a combination of the construction and launch expenses associated with our Northeast Markets, which contributed approximately $1.77 and $0.65 of additional CPU for the years ended December 31, 2008 and 2007, respectively.

The following table shows consolidated quarterly metric information for the years ended December 31, 2007 and 2008.

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Customers:
End of period	3,395,203	3,549,916	3,664,218	3,962,786	4,414,519	4,598,049	4,847,314	5,366,833
Net additions	454,217	154,713	114,302	298,568	451,733	183,530	249,265	519,519
Churn:
Average monthly rate	4.0%	4.8%	5.2%	4.8%	4.0%	4.5%	4.8%	5.1%
ARPU	$44.01	$43.44	$43.05	$42.83	$42.51	$42.05	$40.73	$40.52
CPGA	$111.75	$128.86	$130.38	$141.42	$125.00	$140.82	$128.21	$119.82
CPU	$18.56	$18.01	$17.81	$18.93	$18.86	$18.23	$18.18	$17.55

Core Markets Performance Measures

Set forth below is a summary of certain key performance measures for the periods indicated for our Core Markets:

	Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Core Markets Customers:
End of period	2,940,986	3,962,786	5,262,682
Net additions	1,016,365	1,021,800	1,299,896
Core Markets Adjusted EBITDA	$395,559	$694,761	$901,751
Core Markets Adjusted EBITDA as a Percent of Service Revenues	30.6%	36.2%	37.2%

Our Core Markets have a licensed population of approximately 108 million. As of December 31, 2008, our networks in our Core Markets cover a population of approximately 60 million.

Customers. Net customer additions in our Core Markets were 1,299,896 for the year ended December 31, 2008, compared to 1,021,800 for the year ended December 31, 2007. Total customers were 5,262,682 as of December 31, 2008, an increase of approximately 33% over the customer total as of December 31, 2007. Net customer additions in our Core Markets were 1,021,800 for the year ended December 31, 2007, bringing our total customers to 3,962,786 as of December 31, 2007, an increase of approximately 35% over the total customers as of December 31, 2006. The increase in total customers is primarily attributable to the continued demand for our service offerings.

Adjusted EBITDA. Adjusted EBITDA is presented in accordance with SFAS No. 131 as it is the primary performance metric for which our reportable segments are evaluated and it is utilized by management to facilitate evaluation of our ability to meet future debt service, capital expenditures and working capital requirements and to fund future growth. For the year ended December 31, 2008, Core Markets Adjusted EBITDA was $901.8 million compared to approximately $694.8 million for the year ended December 31, 2007. For the year ended December 31, 2006, Core Markets Adjusted EBITDA was approximately $395.6 million. We continue to experience increases in Core Markets Adjusted EBITDA as a result of continued customer growth and cost benefits due to the increasing scale of our business in the Core Markets.

Adjusted EBITDA as a Percent of Service Revenues. Adjusted EBITDA as a percent of service revenues is calculated by dividing Adjusted EBITDA by total service revenues. Core Markets Adjusted EBITDA as a percent of service revenues for the year ended December 31, 2008 and 2007 was 37.2% and 36.2%, respectively. Core Markets Adjusted EBITDA as a percent of service revenues for the year ended December 31, 2006 was 30.6%. Consistent with the increase in Core Markets Adjusted EBITDA, we continue to experience corresponding increases in Core Markets Adjusted EBITDA as a percent of service revenues due to the growth in service revenues as well as cost benefits due to the increasing scale of our business in the Core Markets.

The following table shows a summary of certain quarterly key performance measures for the periods indicated for our Core Markets.

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(Dollars in thousands)
Core Markets Customers:
End of period	3,395,203	3,549,916	3,664,218	3,962,786	4,414,519	4,598,049	4,802,692	5,262,682
Net additions	454,217	154,713	114,302	298,568	451,733	183,530	204,643	459,990
Core Markets Adjusted EBITDA	$149,939	$186,772	$192,515	$165,536	$192,542	$232,011	$236,328	$240,870
Core Markets Adjusted EBITDA as a Percent of Service Revenues	34.1%	39.0%	39.4%	32.4%	34.3%	38.8%	38.9%	36.7%

Northeast Markets Performance Measures

Set forth below is a summary of certain key performance measures for the periods indicated for our Northeast Markets:

	Year Ended December 31,
	2006	2007	2008
	(Dollars in thousands)
Northeast Markets Customers:
End of period	—	—	104,151
Net additions	—	—	104,151
Northeast Markets Adjusted EBITDA (Deficit)	$—	$(27,766)	$(118,618)

Our Northeast Markets have a licensed population of approximately 42 million. As of December 31, 2008, our networks in our Northeast Markets cover a population of approximately 4 million.

Customers. Net customer additions in our Northeast Markets were 104,151 for the year ended December 31, 2008 related to the launch of service in the Philadelphia metropolitan area in July 2008.

Adjusted EBITDA (Deficit). Adjusted EBITDA (Deficit) is presented in accordance with SFAS No. 131 as it is the primary performance metric for which our reportable segments are evaluated and it is utilized by management to facilitate evaluation of our ability to meet future debt service, capital expenditures and working capital requirements and to fund future growth. For the year ended December 31, 2008, Northeast Markets Adjusted EBITDA deficit was $118.6 million compared to an Adjusted EBITDA deficit of approximately $27.8 million for the year ended December 31, 2007. The increase in Adjusted EBITDA deficit, when compared to the previous year, was attributable to expenses associated with the construction and launch of service in the Philadelphia metropolitan area and expenses related to the build-out of the New York and Boston metropolitan areas.

The following table shows a summary of certain quarterly key performance measures for the periods indicated for our Northeast Markets.

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(Dollars in thousands)
Northeast Markets Customers:
End of period	—	—	—	—	—	—	44,622	104,151
Net additions	—	—	—	—	—	—	44,622	59,529
Northeast Markets Adjusted EBITDA (Deficit)	$(622)	$(6,326)	$(8,015)	$(12,803)	$(14,728)	$(21,844)	$(35,440)	$(46,606)

Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

ARPU, CPGA, and CPU are non-GAAP financial measures utilized by our management to judge our ability to meet our liquidity requirements and to evaluate our operating performance. We believe these measures are important in understanding the performance of our operations from period to period, and although every company in the wireless industry does not define each of these measures in precisely the same way, we believe that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

ARPU — We utilize ARPU to evaluate our per-customer service revenue realization and to assist in forecasting our future service revenues. ARPU is calculated exclusive of pass through charges that we collect from our customers and remit to the appropriate government agencies.

Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Year Ended December 31,
	2006	2007	2008
	(In thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$1,290,947	$1,919,197	$2,437,250
Less:
Pass through charges	(45,640)	(95,946)	(136,801)

Net service revenues	$1,245,307	$1,823,251	$2,300,449

Divided by: Average number of customers	2,398,682	3,508,497	4,631,168

ARPU	$43.26	$43.31	$41.39

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$439,516	$479,341	$489,131	$511,209
Less:
Pass through charges	(20,271)	(25,721)	(25,215)	(24,740)

Net service revenues	$419,245	$453,620	$463,916	$486,469

Divided by: Average number of customers	3,175,284	3,480,780	3,592,045	3,785,880

ARPU	$44.01	$43.44	$43.05	$42.83

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In thousands, except average number of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$561,970	$598,562	$610,691	$666,028
Less:
Pass through charges	(26,554)	(30,583)	(31,445)	(48,220)

Net service revenues	$535,416	$567,979	$579,246	$617,808

Divided by: Average number of customers	4,198,794	4,501,980	4,741,043	5,082,856

ARPU	$42.51	$42.05	$40.73	$40.52

CPGA — We utilize CPGA to assess the efficiency of our distribution strategy, validate the initial capital invested in our customers and determine the number of months to recover our customer acquisition costs. This measure also allows us to compare our average acquisition costs per new customer to those of other wireless broadband mobile providers. Equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce our acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which we consider to be the most directly comparable GAAP financial measure to CPGA.

	Year Ended December 31,
	2006	2007	2008
	(In thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$104,620	$153,065	$212,293
Less: Equipment revenues	(255,916)	(316,537)	(314,266)
Add: Equipment revenue not associated with new customers	114,392	142,822	149,029
Add: Cost of equipment	476,877	597,233	704,648
Less: Equipment costs not associated with new customers	(155,930)	(192,153)	(244,311)

Gross addition expenses	$284,043	$384,430	$507,393

Divided by: Gross customer additions	2,345,135	3,004,177	3,988,692

CPGA	$121.12	$127.97	$127.21

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$30,106	$33,365	$35,625	$53,969
Less: Equipment revenues	(97,170)	(71,835)	(67,607)	(79,925)
Add: Equipment revenue not associated with new customers	42,009	33,892	31,590	35,330
Add: Cost of equipment	173,308	133,439	131,179	159,308
Less: Equipment costs not associated with new customers	(55,169)	(43,795)	(43,254)	(49,936)

Gross addition expenses	$93,084	$85,066	$87,533	$118,746

Divided by: Gross customer additions	832,983	660,149	671,379	839,666

CPGA	$111.75	$128.86	$130.38	$141.42

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In thousands, except gross customer additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$46,647	$53,180	$58,916	$53,551
Less: Equipment revenues	(100,384)	(80,245)	(76,030)	(57,606)
Add: Equipment revenue not associated with new customers	45,803	37,613	33,295	32,318
Add: Cost of equipment	200,158	160,088	160,538	183,864
Less: Equipment costs not associated with new customers	(72,212)	(58,993)	(56,891)	(56,215)

Gross addition expenses	$120,012	$111,643	$119,828	$155,912

Divided by: Gross customer additions	960,083	792,823	934,607	1,301,179

CPGA	$125.00	$140.82	$128.21	$119.82

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expenses) plus net loss on equipment transactions unrelated to initial customer acquisition exclusive of pass through charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers, although other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Year Ended December 31,
	2006	2007	2008
	(In thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$445,281	$647,510	$857,295
Add: General and administrative expenses	138,998	198,955	235,289
Add: Net loss on equipment transactions unrelated to initial customer acquisition	41,538	49,331	95,282
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(14,472)	(28,024)	(41,142)
Less: Pass through charges	(45,640)	(95,946)	(136,801)

Total costs used in the calculation of CPU	$565,705	$771,826	$1,009,923

Divided by: Average number of customers	2,398,682	3,508,497	4,631,168

CPU	$19.65	$18.33	$18.17

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
	(In thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$145,335	$162,227	$163,671	$176,277
Add: General and administrative expenses	42,831	49,352	48,871	57,900
Add: Net loss on equipment transactions unrelated to initial customer acquisition	13,160	9,903	11,664	14,606
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(4,211)	(7,653)	(7,107)	(9,053)
Less: Pass through charges	(20,271)	(25,721)	(25,215)	(24,740)

Total costs used in the calculation of CPU	$176,844	$188,108	$191,884	$214,990
Divided by: Average number of customers	3,175,284	3,480,780	3,592,045	3,785,880

CPU	$18.56	$18.01	$17.81	$18.93

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(In thousands, except average number of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$188,473	$206,140	$219,423	$243,259
Add: General and administrative expenses	57,727	60,239	57,738	59,584
Add: Net loss on equipment transactions unrelated to initial customer acquisition	26,409	21,380	23,596	23,897
Less: Stock-based compensation expense included in cost of service and general and administrative expense	(8,465)	(11,007)	(10,782)	(10,888)
Less: Pass through charges	(26,554)	(30,583)	(31,445)	(48,220)

Total costs used in the calculation of CPU	$237,590	$246,169	$258,530	$267,632
Divided by: Average number of customers	4,198,794	4,501,980	4,741,043	5,082,856

CPU	$18.86	$18.23	$18.18	$17.55

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash and cash equivalents and cash generated from operations. At December 31, 2008, we had a total of approximately $697.9 million in cash and cash equivalents. Over the last year, the capital and credit markets have become increasingly volatile as a result of adverse economic and financial conditions that have triggered the failure and near failure of a number of large financial services companies and a global recession. We believe that this increased volatility and global recession may make it difficult to obtain additional financing or sell additional equity or debt securities. We believe that, based on our current level of cash and cash equivalents and anticipated cash flows from operations, the current adverse economic and financial conditions in the credit and capital markets will not have a material adverse impact on our liquidity, cash flow, financial flexibility or our ability to fund our operations in the near-term.

We have historically invested our substantial cash balances in, among other things, securities issued and fully guaranteed by the United States or the states, highly rated commercial paper and auction rate securities, money market funds meeting certain criteria, and demand deposits. These investments are subject to credit, liquidity, market and interest rate risk. At December 31, 2008, we had invested substantially all of our cash and cash equivalents in money market funds consisting of U.S. treasury securities.

During the year ended December 31, 2007, we made an original investment of $133.9 million in principal in certain auction rate securities, substantially all of which are secured by collateralized debt obligations with a portion of the underlying collateral being mortgage securities or related to mortgage securities. Consistent with our investment policy guidelines, the auction rate securities investments held by us all had AAA/Aaa credit ratings at the time of purchase. With the continued liquidity issues experienced in global credit and capital markets, the auction rate securities held by us at December 31, 2008 continue to experience failed auctions as the amount of securities submitted for sale in the auctions exceeds the amount of purchase orders. In addition, all of the auction rate securities held by us have been downgraded or placed on credit watch.

The estimated market value of our auction rate security holdings at December 31, 2008 was approximately $6.0 million, which reflects a $127.9 million cumulative adjustment to the original principal value of $133.9 million. The estimated market value at December 31, 2007 was approximately $36.1 million, which reflected a $97.8 million adjustment to the aggregate principal value at that date. Although the auction rate securities continue to pay interest according to their stated terms, based on valuation models that rely exclusively on unobservable inputs, we recorded an impairment charge of $30.9 million and $97.8 million during the years ended December 31, 2008 and 2007, respectively, reflecting an additional portion of our auction rate security holdings that we have concluded have an other-than-temporary decline in value. The offsetting increase in fair value of approximately $0.8 million is reported in accumulated other comprehensive loss in the consolidated balance sheets.

Historically, given the liquidity created by auctions, our auction rate securities were presented as current assets under short-term investments on our balance sheet. Given the failed auctions, our auction rate securities are illiquid until there is a successful auction for them or we sell them. Accordingly, the entire amount of such remaining auction rate securities has been reclassified from current to non-current assets and is presented in long-term investments on our balance sheet as of December 31, 2008 and 2007. The $6.0 million estimated market value at December 31, 2008 does not materially impact our liquidity and is not included in our approximately $697.9 million in cash and cash equivalents as of December 31, 2008. We may incur additional impairments to our auction rate securities which may be up to the full remaining value of such auction rate securities. Management believes that any future additional impairment charges will not have a material effect on our liquidity.

On April 24, 2007, MetroPCS Communications consummated an initial public offering of its common stock. MetroPCS Communications sold 37,500,000 shares of common stock at a price per share of $23.00 (less underwriting discounts and commissions), which resulted in net proceeds to MetroPCS Communications of approximately $818.3 million. In addition, selling stockholders sold an aggregate of 20,000,000 shares of common stock, including 7,500,000 shares sold pursuant to the exercise by the underwriters of their over-allotment option. MetroPCS Communications did not receive any proceeds from the sale of shares of common stock by the selling stockholders; however, MetroPCS Communications did receive proceeds of approximately $3.8 million from the exercise of options to acquire common stock which was sold in the initial public offering. Concurrent with the initial public offering by MetroPCS Communications, all outstanding shares of preferred stock of MetroPCS Communications, including accrued but unpaid dividends as of April 23, 2007, were converted into 150,962,644 shares of common stock. On June 6, 2007, MetroPCS Wireless, Inc., or Wireless, consummated the sale of the additional notes in the aggregate principal amount of $400.0 million. The proceeds from the sale of the additional notes were approximately $421.0 million. On January 20, 2009, Wireless consummated the sale of $550.0 million of 9 1/4% senior notes due 2014, or new notes. The net proceeds from the sale of the new notes was approximately $480.5 million. The net proceeds will be used for general corporate purposes which could include working capital, capital expenditures, future liquidity needs, additional opportunistic spectrum acquisitions, corporate development opportunities and future technology initiatives.

Our strategy has been to offer our services in major metropolitan areas and their surrounding areas, which we refer to as clusters. We are seeking opportunities to enhance our current market clusters and to provide service in new geographic areas. From time to time, we may purchase spectrum and related assets from third parties or the FCC. As a result of the acquisition of spectrum licenses and the opportunities that these licenses provide for us to expand our operations into major metropolitan markets, we will require significant additional capital in the future to finance the construction and initial operating costs associated with such licenses. We generally do not intend to commence the construction of any individual license area until we have sufficient funds available to provide for the related construction and operating costs associated with such license area. We currently plan to focus on building out networks to cover approximately 40 million of total population during 2009-2010 including the launch of the Boston and New York metropolitan areas in February 2009. Our initial launch dates will be accomplished in phases in the larger metropolitan areas. Our future builds will entail a more extensive use of distributed antenna systems, or DAS, systems than we have deployed in the past. This, along with other factors, could result in an increase in the total capital expenditures per covered population to initially launch operations. We believe that our existing cash, cash equivalents and our anticipated cash flows from operations will be sufficient to fully fund this planned expansion.

The construction of our network and the marketing and distribution of our wireless communications products and services have required, and will continue to require, substantial capital investment. Capital outlays have included license acquisition costs, capital expenditures for construction of our network infrastructure, costs associated with clearing and relocating non-governmental incumbent licenses, funding of operating cash flow losses incurred as we launch services in new metropolitan areas and other working capital costs, debt service and financing fees and expenses. Our capital expenditures for the years ended December 31, 2008, 2007 and 2006 were approximately $954.6 million, $767.7 million and $550.7 million, respectively. These expenditures were primarily associated with the construction of the network infrastructure in our Northeast Markets, the construction of network infrastructure to build-out certain of our Core Markets, and our efforts to increase the service area and capacity of our existing Core Markets network through the addition of cell sites and switches. We believe the increased service area and capacity in existing markets will improve our service offering, helping us to attract additional customers and increase revenues. In addition, we believe our new Northeast Markets and the metropolitan areas in the Core Markets we built-out during 2006, 2007 and 2008 have attractive demographics which will result in increased revenues.

As of December 31, 2008, we owed an aggregate of approximately $3.0 billion under our senior secured credit facility and 9 1/4% senior notes. As of December 31, 2008, we owed approximately $91.3 million under our capital lease obligations.

Our senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS Communications, Inc. minus interest and other income and non-cash items increasing consolidated net income.

We consider consolidated Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. We present consolidated Adjusted EBITDA because covenants in our senior secured credit facility contain ratios based on this measure. Other wireless carriers may calculate consolidated Adjusted EBITDA differently. If our consolidated Adjusted EBITDA were to decline below certain levels, covenants in our senior secured credit facility that are based on consolidated Adjusted EBITDA, including our maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our senior secured credit facility. Our maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on consolidated Adjusted EBITDA plus the impact of certain new markets. The lenders under our senior secured credit facility use the senior secured leverage ratio to measure our ability to meet our obligations on our senior secured debt by comparing the total amount of such debt to our consolidated Adjusted EBITDA, which our lenders use to estimate our cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to consolidated Adjusted EBITDA, as defined by our senior secured credit facility. For the twelve months ended December 31, 2008, our senior secured leverage ratio was 1.95 to 1.0, which means for every $1.00 of consolidated Adjusted EBITDA we had $1.95 of senior secured indebtedness. In addition, consolidated Adjusted EBITDA is also utilized, among other measures, to determine management’s compensation levels. Consolidated Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, consolidated Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in our senior secured credit facility, for the years ended December 31, 2006, 2007 and 2008.

	Year Ended December 31,
	2006	2007	2008
	(In Thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income	$53,806	$100,403	$149,438
Adjustments:
Depreciation and amortization	135,028	178,202	255,319
Loss on disposal of assets	8,806	655	18,905
Stock-based compensation expense(1)	14,472	28,024	41,142
Interest expense	115,985	201,746	179,398
Accretion of put option in majority-owned subsidiary(1)	770	1,003	1,258
Interest and other income	(21,543)	(63,936)	(23,170)
Loss on extinguishment of debt	51,518	—	—
Impairment loss on investment securities	—	97,800	30,857
Provision for income taxes	36,717	123,098	129,986

Consolidated Adjusted EBITDA	$395,559	$666,995	$783,133

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.

In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the years ended December 31, 2006, 2007 and 2008.

	Year Ended December 31,
	2006	2007	2008
	(In Thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash provided by operating activities	$364,761	$589,306	$447,490
Adjustments:
Interest expense	115,985	201,746	179,398
Non-cash interest expense	(6,964)	(3,259)	(2,550)
Interest and other income	(21,543)	(63,936)	(23,170)
Provision for uncollectible accounts receivable	(31)	(129)	(8)
Deferred rent expense	(7,464)	(13,745)	(20,646)
Cost of abandoned cell sites	(3,783)	(6,704)	(8,592)
Accretion of asset retirement obligation	(769)	(1,439)	(3,542)
Gain on sale of investments	2,385	10,506	—
Provision for income taxes	36,717	123,098	129,986
Deferred income taxes	(32,341)	(118,524)	(124,347)
Changes in working capital	(51,394)	(49,925)	209,114

Consolidated Adjusted EBITDA	$395,559	$666,995	$783,133

Operating Activities

Cash provided by operating activities decreased $141.8 million to $447.5 million during the year ended December 31, 2008 from $589.3 million for the year ended December 31, 2007. The decrease was primarily attributable to a decrease in working capital during the year ended December 31, 2008 compared to the same period in 2007, partially offset by an approximately 49% increase in net income as a result of the growth experienced over the last twelve months.

Cash provided by operating activities increased $224.5 million to $589.3 million during the year ended December 31, 2007 from $364.8 million for the year ended December 31, 2006. The increase was primarily attributable to an 87% increase in net income as well as a 266% increase in deferred income taxes during the year ended December 31, 2007 compared to the same period in 2006.

Cash provided by operating activities increased $81.6 million to $364.8 million during the year ended December 31, 2006 from $283.2 million for the year ended December 31, 2005. The increase was primarily attributable to the timing of payments on accounts payable and accrued expenses for the year ended December 31, 2006 as well as an increase in deferred revenues due to an approximately 53% increase in customers during the year ended December 31, 2006 compared to the same period in 2005.

Investing Activities

Cash used in investing activities was $1.3 billion during the year ended December 31, 2008 compared to $517.1 million during the year ended December 31, 2007. The increase was due primarily to $328.5 million in purchases of FCC licenses, $25.2 million in cash used for business acquisitions, a $186.9 million increase in purchases of property and equipment which was primarily related to construction in the Northeast Markets, and $267.2 million in net proceeds from the sale of investments during the year ended December 31, 2007 that did not recur during the year ended December 31, 2008.

Cash used in investing activities was $517.1 million during the year ended December 31, 2007 compared to $1.9 billion during the year ended December 31, 2006. The decrease was mainly due to $1.4 billion in purchases of FCC licenses during the year ended December 31, 2006 that did not recur in 2007 as well as a $264.7 million increase in net proceeds from the sale of investments, partially offset by a $217.0 million increase in purchases of property and equipment.

Cash used in investing activities was $1.9 billion during the year ended December 31, 2006 compared to $905.2 million during the year ended December 31, 2005. The increase was due primarily to an $887.7 million increase in purchases of FCC licenses and a $284.3 million increase in purchases of property and equipment, partially offset by a $355.5 million decrease in net purchases of investments.

Financing Activities

Cash provided by financing activities was $74.5 million for the year ended December 31, 2008 compared to $1.2 billion for year ended December 31, 2007. The decrease was due primarily to $818.3 million in net proceeds from the Company’s initial public offering that was completed in April 2007 and $420.4 million in net proceeds from the issuance of the additional notes in June 2007 that occurred during the year ended December 31, 2007 compared to the year ended December 31, 2008.

Cash provided by financing activities was $1.2 billion for the year ended December 31, 2007 compared to $1.6 billion for the year ended December 31, 2006. The decrease was due primarily to a decrease in proceeds from various financing activities during the year ended December 31, 2007 compared to the year ended December 31, 2006. Financing activities during the year ended December 31, 2007 included $818.3 million in net proceeds from the company’s initial public offering that was completed in April 2007 and $421.0 million in net proceeds from the sale of additional notes in June 2007.

Cash provided by financing activities was $1.6 billion for the year ended December 31, 2006 compared to $712.2 million for the year ended December 31, 2005. The increase was due primarily to net proceeds from the senior secured credit facility and the issuance of the 9 1/4% senior notes in the aggregate principal amount of $1.0 billion.

First and Second Lien Credit Agreements

On November 3, 2006, we paid the lenders under the first and second lien credit agreements $931.5 million plus accrued interest of $8.6 million to extinguish the aggregate outstanding principal balance under the first and second lien credit agreements. As a result, we recorded a loss on extinguishment of debt in the amount of approximately $42.7 million.

On November 21, 2006, we terminated the interest rate cap agreement that was required by our first and second lien credit agreements. We received approximately $4.3 million upon termination of the agreement. The proceeds from the termination of the agreement approximated its carrying value.

Bridge Credit Facilities

In July 2006, MetroPCS II, Inc., or MetroPCS II, an indirect wholly-owned subsidiary of MetroPCS Communications, Inc. (which has since merged into Wireless), entered into an Exchangeable Senior Secured Credit Agreement and Guaranty Agreement, dated as of July 13, 2006, or the secured bridge credit facility. The aggregate credit commitments available under the secured bridge credit facility were $1.25 billion and were fully funded.

On November 3, 2006, MetroPCS II repaid the aggregate outstanding principal balance under the secured bridge credit facility of $1.25 billion and accrued interest of $5.9 million. As a result, MetroPCS II recorded a loss on extinguishment of debt of approximately $7.0 million.

In October 2006, MetroPCS IV, Inc., an indirect wholly-owned subsidiary of MetroPCS Communications, Inc. (which has since merged into Wireless), entered into an additional Exchangeable Senior Unsecured Bridge Credit Facility, or the unsecured bridge credit facility. The aggregate credit commitments available under the unsecured bridge credit facility were $250.0 million and were fully funded.

On November 3, 2006, MetroPCS IV, Inc. repaid the aggregate outstanding principal balance under the unsecured bridge credit facility of $250.0 million and accrued interest of $1.2 million. As a result, MetroPCS IV, Inc. recorded a loss on extinguishment of debt of approximately $2.4 million.

Senior Secured Credit Facility

Wireless, an indirect wholly-owned subsidiary of MetroPCS Communications, Inc., entered into the Senior Secured Credit Facility on November 3, 2006, or senior secured credit facility. The senior secured credit facility consists of a $1.6 billion term loan facility and a $100 million revolving credit facility. The term loan facility is repayable in quarterly installments in annual aggregate amounts equal to 1% of the initial aggregate principal amount of $1.6 billion. The term loan facility will mature in November 2013. The revolving credit facility will mature in November 2011.

The facilities under the senior secured credit agreement are guaranteed by MetroPCS Communications, Inc., MetroPCS, Inc. and each of Wireless’ direct and indirect present and future wholly-owned domestic subsidiaries. The facilities are not guaranteed by Royal Street, but Wireless has pledged the promissory note given by Royal Street in connection with amounts borrowed by Royal Street from Wireless and we pledged the limited liability company member interests we hold in Royal Street. The senior secured credit facility contains customary events of default, including cross defaults. The obligations are also secured by the capital stock of Wireless as well as substantially all of the present and future assets of Wireless and each of its direct and indirect present and future wholly-owned subsidiaries (except as prohibited by law and certain permitted exceptions).

Under the senior secured credit agreement, Wireless will be subject to certain limitations, including limitations on its ability to incur additional debt, make certain restricted payments, sell assets, make certain investments or acquisitions, grant liens and pay dividends. Wireless is also subject to certain financial covenants, including maintaining a maximum senior secured consolidated leverage ratio and, under certain circumstances, maximum consolidated leverage and minimum fixed charge coverage ratios. There is no prohibition on our ability to make investments in or loan money to Royal Street.

Amounts outstanding under our senior secured credit facility bear interest at a LIBOR rate plus a margin as set forth in the facility and the terms of the senior secured credit facility require us to enter into interest rate hedging agreements that fix the interest rate in an amount equal to at least 50% of our outstanding indebtedness, including the notes.

On November 21, 2006, Wireless entered into a three-year interest rate protection agreement to manage its interest rate risk exposure and fulfill a requirement of its senior secured credit facility. The agreement covers a notional amount of $1.0 billion and effectively converts this portion of Wireless’ variable rate debt to fixed-rate debt at an annual rate of 7.169%. The quarterly interest settlement periods began on February 1, 2007. The interest rate protection agreement expires on February 1, 2010.

On February 20, 2007, Wireless entered into an amendment to the senior secured credit facility. Under the amendment, the margin used to determine the senior secured credit facility interest rate was reduced to 2.25% from 2.50%.

On April 30, 2008, Wireless entered into an additional two-year interest rate protection agreement to manage its interest rate risk exposure. The agreement was effective on June 30, 2008 and covers a notional amount of $500.0 million and effectively converts this portion of Wireless’ variable rate debt to fixed rate debt at an annual rate of 5.464%. The monthly interest settlement periods began on June 30, 2008. The interest rate protection agreement expires on June 30, 2010.

9 1/4% Senior Notes Due 2014

On November 3, 2006, Wireless consummated the sale of $1.0 billion principal amount of its initial senior notes. On June 6, 2007, Wireless consummated the sale of an additional $400.0 million principal amount of additional notes. The initial senior notes and the additional notes are referred to together as the 9 1/4% senior notes. The 9 1/4% senior notes are unsecured obligations and are guaranteed by MetroPCS Communications, Inc., MetroPCS, Inc., and all of Wireless direct and indirect wholly-owned domestic restricted subsidiaries, but are not guaranteed by Royal Street. Interest is payable on the initial senior notes on May 1 and November 1 of each year, beginning with May 1, 2007, with respect to the initial senior notes, and beginning on November 1, 2007 with respect to the additional notes. Wireless may, at its option, redeem some or all of the 9 1/4% senior notes at any time on or after November 1, 2010 for the redemption prices set forth in the indenture governing the 9 1/4% senior notes. In addition, Wireless may also redeem up to 35% of the aggregate principal amount of the 9 1/4% senior notes with the net cash proceeds of certain sales of equity securities, including the sale of common stock.

On January 14, 2009, Wireless completed the sale of the new notes at a price equal to 89.50% of the principal amount of such new notes. On January 20, 2009, Wireless consummated the sale of the new notes resulting in net proceeds of $480.5 million. The net proceeds from the sale of the new notes will be used for general corporate purposes which could include working capital, capital expenditures, future liquidity needs, additional opportunistic spectrum acquisitions, corporate development opportunities and future technology initiatives. The new notes are unsecured obligations and are guaranteed by MetroPCS, MetroPCS, Inc., and all of Wireless’ direct and indirect wholly-owned subsidiaries, but are not guaranteed by Royal Street. Interest is payable on the new notes on May 1 and November 1 of each year, beginning on May 1, 2009.

Capital Lease Obligations

We have entered into various non-cancelable DAS capital lease agreements, with expirations through 2024, covering dedicated optical fiber. Assets and future obligations related to capital leases are included in the accompanying consolidated balance sheet in property and equipment and long-term debt, respectively. Depreciation of assets held under capital lease obligations is included in depreciation and amortization expense.

Capital Expenditures and Other Asset Acquisitions and Dispositions

Capital Expenditures. We and Royal Street currently expect to incur capital expenditures in the range of $0.7 billion to $0.9 billion on a consolidated basis for the year ending December 31, 2009. We plan to focus on building out networks to cover approximately 40 million of total population during 2009-2010, including the launch of the Boston and New York metropolitan areas in February 2009.

During the year ended December 31, 2008, we and Royal Street incurred $954.6 million in capital expenditures. These capital expenditures were primarily for the expansion and improvement of our existing network infrastructure and costs associated with the construction of new markets.

During the year ended December 31, 2007, we and Royal Street incurred $767.7 million in capital expenditures. These capital expenditures were primarily for the expansion and improvement of our existing network infrastructure and costs associated with the construction of new markets.

During the year ended December 31, 2006, we had $550.7 million in capital expenditures. These capital expenditures were primarily for the expansion and improvement of our existing network infrastructure and costs associated with the construction of new markets.

Other Acquisitions and Dispositions. On November 29, 2006, we were granted AWS licenses as a result of FCC Auction 66, for a total aggregate purchase price of approximately $1.4 billion.

On December 21, 2007, we executed an agreement with PTA Communications, Inc., or PTA, to purchase 10 MHz of PCS spectrum from PTA for the basic trading area of Jacksonville, Florida. We also entered into agreements with NTCH, Inc. (dba Cleartalk PCS) and PTA-FLA, Inc. for the purchase of certain of their assets used in providing PCS wireless telecommunications services in the Jacksonville market. On January 17, 2008, we closed on the acquisition of the assets and paid a total of $18.6 million in cash for these assets, exclusive of transaction costs. On May 13, 2008, we closed on the purchase of the 10 MHz of spectrum from PTA for the basic trading area of Jacksonville, Florida for consideration of $6.5 million in cash.

We participated as a bidder in Auction 73 and on June 26, 2008, we were granted one 12 MHz 700 MHz license for an aggregate purchase price of approximately $313.3 million. The 700 MHz License supplements the 10 MHz of advanced wireless spectrum previously granted to us in the Boston-Worcester, Massachusetts/New Hampshire/Rhode Island/Vermont Economic Area as a result of Auction 66.

On various dates in 2008, we consummated agreements for spectrum acquisitions from third-parties in the aggregate amount of approximately $15.3 million.

On September 26, 2008, we entered into a spectrum exchange agreement covering licenses in certain markets with Leap Wireless International, Inc. (“Leap Wireless”) with Leap Wireless acquiring an additional 10 MHz of spectrum in San Diego and Fresno, California; Seattle, Washington and certain other Washington and Oregon markets, and we will acquire an additional 10 MHz of spectrum in Shreveport-Bossier City, Louisiana; Lakeland-Winter Haven, Florida; and Dallas-Ft. Worth, Texas and certain other North Texas markets, with consummation subject to customary closing conditions.

On various dates in 2008, we entered into agreements for the acquisition of spectrum from third parties in the aggregate amount of approximately $8.3 million. Consummation of these acquisitions is conditioned upon customary closing conditions, including approval by the FCC.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following table provides aggregate information about our contractual obligations as of December 31, 2008. See Note 12 to our annual consolidated financial statements included elsewhere in this report.

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(In thousands)
Contractual Obligations:
Long-term debt, including current portion	$2,964,000	$16,000	$32,000	$1,516,000	$1,400,000
Interest expense on long-term debt(1)	1,232,843	230,269	457,444	437,213	107,917
Alcatel Lucent purchase commitment	21,600	21,600	—	—	—
Contractual tax obligations (2)	2,773	2,773	—	—	—
Capital lease obligations	186,499	10,213	21,357	22,658	132,271
Operating leases	1,753,010	204,296	419,156	398,231	731,327

Total cash contractual obligations	$6,160,725	$485,151	$929,957	$2,374,102	$2,371,515

(1)

Interest expense on long-term debt includes future interest payments on outstanding obligations under our senior secured credit facility and 9 1/4% senior notes. The senior secured credit facility bears interest at a floating rate tied to a fixed spread to the London Inter Bank Offered Rate. The interest expense presented in this table is based on the rates at December 31, 2008 which was 6.443% for the senior secured credit facility.

(2)	Represents the liability reported in accordance with the Company’s adoption of the provisions of FIN 48. Due to the high degree of uncertainty regarding the timing of potential future cash outflows associated with these liabilities, other than the items included in the table above, the Company was unable to make a reasonably reliable estimate of the amount and period in which these remaining liabilities might be paid. Accordingly, unrecognized tax benefits of $16.6 million as of December 31, 2008, have been excluded from the contractual obligations table above. For further information related to unrecognized tax benefits, see Note 18, “Income Taxes,” to the consolidated financial statements included in this Report.

Inflation

We believe that inflation has not materially affected our operations.

Effect of New Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for financial statements issued for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The implementation of this standard will not have a material impact on our financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS No. 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The implementation of this standard will not have a material impact on our financial condition or results of operations.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about a company’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows. SFAS No. 161 is effective for fiscal years beginning on or after November 15, 2008, with earlier adoption allowed. The implementation of this standard did not have a material impact on our financial condition or results of operations.

In April 2008, the FASB issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets,” (“FSP SFAS No. 142-3”). FSP SFAS No. 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” FSP SFAS No. 142-3 is effective for fiscal years beginning after December 15, 2008. The implementation of this standard did not have a material impact on our financial condition or results of operations.

In October 2008, the FASB issued FSP SFAS No. 157-3 “Determining Fair Value of a Financial Asset in a Market That Is Not Active,” (“FSP SFAS No. 157-3”). FSP SFAS No. 157-3 clarified the application of SFAS No. 157 in an inactive market. It demonstrates how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP SFAS No. 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The implementation of this standard did not have a material impact on our financial condition or results of operations.

In November 2008, the FASB issued EITF No. 08-6, “Equity Method Investment Accounting Considerations,” (“EITF No. 08-6”). EITF No. 08-6 clarifies the accounting treatment for certain transactions and impairment considerations involving equity method investments. EITF No. 08-6 is effective for fiscal years and interim periods beginning on or after December 15, 2008, consistent with the effective dates of SFAS No. 141(R) and SFAS No. 160. The implementation of this standard did not have a material impact on our financial condition or results of operations.